Exhibit 4.3

Execution Version

SUPPLEMENTAL INDENTURE NO. 3

SUPPLEMENTAL INDENTURE No. 3 (this “Supplemental Indenture”), dated as of May 7, 2012 among EVERTEC, LLC, a Puerto Rico limited liability company (formerly known as EVERTEC, Inc., the “Issuer”), EVERTEC Finance Corp., a Puerto Rico corporation and Wholly-Owned Subsidiary of the Issuer, as Co-Issuer (“Finance Corp” and, together with the Issuer, the “Co-Issuers”), the guarantors listed on the signature page hereto (the “Guarantors”) and Wilmington Trust, National Association (as successor by merger to Wilmington Trust FSB), as trustee under the Indenture referred to below (the “Trustee”).

WITNESSETH:

WHEREAS, the Issuer and the Guarantors have heretofore executed and delivered to the Trustee an Indenture, dated as of September 30, 2010, providing for the issuance of the Issuer’s 11% Senior Notes due 2018 (the “Notes”), initially in the aggregate principal amount of $220,000,000, and Co-Issuers have heretofore executed and delivered to the Trustee a Supplemental Indenture No. 1 to the Indenture, dated as of April 17, 2012, and the Co-Issuers and the Guarantors have heretofore executed and delivered to the Trustee a Supplemental Indenture No. 2 to the Indenture (“Supplemental Indenture No. 2”), dated as of May 7, 2012 (as so supplemented, the “Indenture”);

WHEREAS, prior to the execution of Supplemental Indenture No. 2 pursuant to which the Co-Issuers issued $40.0 million principal amount of Additional Notes (the “New Notes”), the aggregate principal amount of Notes outstanding was $210.5 million (the “Existing Notes”);

WHEREAS the Co-Issuers have solicited consents from holders (the “Existing Holders”) in whose name an Existing Note was registered at 5:00 p.m., New York City time, on April 27, 2012 (the “Record Date”) to the amendment contained in Section 2.01 hereof (the “Proposed Amendment”), upon the terms and subject to the conditions set forth in the Consent Solicitation Statement dated April 30, 2012, as supplemented on May 4, 2012 (as supplemented, the “Consent Solicitation Statement”) and the accompanying consent letter;

WHEREAS, pursuant to Section 9.02 of the Indenture, the Co-Issuers and the Trustee are authorized to execute and deliver this Supplemental Indenture with the written consent (the “Consents”) of holders of at least a majority of the principal amount of the Existing Notes then outstanding voting as a single class and calculated in accordance with the Indenture, including in accordance with Section 13.06 of the Indenture (the “Required Consents”);

WHEREAS, the Co-Issuers have received Consents to the Proposed Amendment and the execution of this Supplemental Indenture from Existing Holders of $113,898,000 principal amount of Existing Notes, which represents approximately 63% of the principal amount of the Notes then outstanding voting as a single class (excluding for such purposes any Notes owned by the Issuer or by any person directly or indirectly controlling or controlled by or under direct or indirect common control with the Co-Issuers), and calculated in accordance with the Indenture, and accordingly the Co-Issuers have received the Required Consents; and

WHEREAS, the Co-Issuers have heretofore delivered or are delivering contemporaneously herewith to the Trustee (a) a resolution of the Board of Directors of the Issuer authorizing the execution of this Supplemental Indenture, (b) an Officer’s Certificate of the Issuer and (c) an Opinion of Counsel, in accordance with Sections 9.02 and 9.06 of the Indenture;

NOW THEREFORE, in consideration of the foregoing and for good and valuable consideration, the receipt of which is hereby acknowledged, the Co-Issuers and the Trustee mutually covenant and agree for the equal and ratable benefit of the holders of the Notes as follows:

ARTICLE I

CAPITALIZED TERMS; RELATION TO INDENTURE; GENERAL REFERENCES

SECTION 1.01. Capitalized Terms. Capitalized terms used herein but not defined shall have the meanings assigned to them in the Indenture.

SECTION 1.02. Relation to Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby. This Supplemental Indenture constitutes an integral part of the Indenture.

SECTION 1.03. Relationship to Supplemental Indenture No. 2. This Supplemental Indenture constitutes the “supplemental indenture” referred to in subclause (i) of clause (xx) of Section 4.04(b) of the Indenture which became part of the Indenture and the terms of the New Notes pursuant to Supplemental Indenture No. 2. Upon the occurrence of both (i) the Amendment Operative Time (as defined below) and (ii) the delivery of the Officers’ Certificate included as Exhibit A-1 to the Escrow Agreement for release of the funds from the Escrow Account that is referenced in Section 3.09 of the Indenture to the Escrow Agent (with a copy to the Trustee), the New Notes and the Existing Notes shall be treated as single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. Further, following the issuance of Exchange Notes with respect to the New Notes originally issued as Initial Notes on the date of Supplemental Indenture No. 2, such Exchange Notes shall be fungible with the Existing Notes.

SECTION 1.04. General References. All references in this Supplemental Indenture to Articles and Sections, unless otherwise specified, refer to the corresponding Articles and Sections of this Supplemental Indenture; and the terms “herein,” “hereof,” “hereunder” and any other words of similar import refer to this Supplemental Indenture.

ARTICLE II

AMENDMENT TO INDENTURE

SECTION 2.01. Limitation on Restricted Payments. The following clause (xxi) hereby (a) is added to Section 4.04(b) of the Indenture with respect to the Existing Notes, and (b) upon the occurrence of both (i) the Amendment Operative Time and (ii) the delivery of the Officers’ Certificate included as Exhibit A-1 to the Escrow Agreement for release of the funds from the Escrow Account that is referenced in Section 3.09 of the Indenture to the Escrow Agent (with a copy to the Trustee), shall be added to Section 4.04(b) of the Indenture with respect to the New Notes and clause (xx) of Section 4.04(b) that was added to the Indenture pursuant to Supplemental Indenture No. 2 with respect to the New Notes shall be deleted in its entirety and replaced with the words “[RESERVED]”:

(xxi) so long as no Default shall have occurred and be continuing, the declaration and payment of dividends or distributions to holders of any Equity Interests of the Issuer in an amount not to exceed $270.0 million.

SECTION 2.02. Effect of Amendment. The parties hereto hereby agree that the Co-Issuers shall not be required under Section 9.05 of the Indenture to issue a new Note reflecting the terms amended in accordance with this Supplemental Indenture. The parties further agree that any Notes issued after the date hereof shall reflect the terms of the Indenture as amended by this Supplemental Indenture.

ARTICLE III

EFFECTIVENESS OF PROPOSED AMENDMENT

SECTION 3.01. Effectiveness of Supplemental Indenture. This Supplemental Indenture shall become effective as of the date hereof; provided that the Proposed Amendment set forth in Section 2.01 hereof shall not become operative until the payment of the aggregate Consent Fee (as defined in the Consent Solicitation Statement) by the Co-Issuers to the Paying Agent (as defined in the Consent Solicitation Statement) on behalf of the Existing Holders that delivered the Required Consents in accordance with the terms of the Consent Solicitation Statement (the time of such payment, the “Amendment Operative Time”).

ARTICLE IV

MISCELLANEOUS

SECTION 4.01. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

SECTION 4.02. Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture. The Trustee enters into this Supplemental Indenture strictly to give effect to the commercial agreement reached between the Co-Issuers and the Existing Holders, and on the basis of the Existing Holders’ consent, authorization and direction, as evidenced by the Required Consents.

SECTION 4.03. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Supplemental Indenture.

SECTION 4.04. Effect of Headings. The section headings herein have been inserted for convenience of reference only, and are not intended to be considered a part thereof and shall not modify or restrict any of the terms or provisions hereof.

[Rest of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have caused this Supplemental Indenture to be duly executed as of the date first written above.

EVERTEC, LLC

By:	/s/ Peter L. Harrington
	Name:	Peter L. Harrington
	Title:	President and Chief Executive Officer

EVERTEC FINANCE CORP.

By:	/s/ Peter L. Harrington
	Name:	Peter L. Harrington
	Title:	President and Chief Executive Officer

EVERTEC DOMINICANA, SAS

By:	/s/ Peter L. Harrington
	Name:	Peter L. Harrington
	Title:	President

SENSE SOFTWARE INTERNATIONAL CORP.

By:	/s/ Peter L. Harrington
	Name:	Peter L. Harrington
	Title:	President

ATH COSTA RICA, S.A.

By:	/s/ Peter L. Harrington
	Name:	Peter L. Harrington
	Title:	President

T.I.I. SMART SOLUTIONS INC.

By:	/s/ Peter L. Harrington
	Name:	Peter L. Harrington
	Title:	President

ATH PANAMÁ, S.A.

By:	/s/ Peter L. Harrington
	Name:	Peter L. Harrington
	Title:	President

EVERTEC MÉXICO SERVICIOS DE PROCESAMIENTO, S.A. DE C.V.

By:	/s/ Peter L. Harrington
	Name:	Peter L. Harrington
	Title:	President

TARJETAS INTELIGENTES INTERNACIONALES, S.A.

By:	/s/ Peter L. Harrington
	Name:	Peter L. Harrington
	Title:	President

TII SMART SOLUTIONS, SOCIEDAD ANÓNIMA

By:	/s/ Peter L. Harrington
	Name:	Peter L. Harrington
	Title:	Sole Representative

WILMINGTON TRUST, NATIONAL ASSOCIATION (successor by merger to Wilmington Trust FSB), as Trustee

By:	/s/ Jane Y. Schweiger
	Name:	Jane Y. Schweiger
	Title:	Vice President